UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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Coeur d’Alene Mines Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COEUR D’ALENE MINES CORPORATION

505 Front Avenue

Post Office Box I

Coeur d’Alene, Idaho 83816

SUPPLEMENT TO PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 14, 2013

This proxy statement supplement, dated May 2, 2013 (the “Supplement”), supplements and amends the proxy statement of Coeur d’Alene Mines Corporation (“the Company”) filed with the Securities and Exchange Commission on April 2, 2013 (the “Proxy Statement”) and made available to the Company’s shareholders in connection with the solicitation by our Board of Directors (the “Board”) of proxies for shares to be voted at the Annual Meeting of Shareholders to be held at The University Club of Chicago, 76 East Monroe Street #2M, Chicago, Illinois 60603, on Tuesday, May 14, 2013, at 9:30 a.m., local time, and any and all adjournments or postponements thereof (the “Annual Meeting”).

The purpose of this Supplement is to provide updated information related to Proposal No. 4 in the Proxy Statement, the proposal to change the state of the Company’s incorporation from Idaho to Delaware (the “Reincorporation”). As explained in the Proxy Statement, the Reincorporation will be effected pursuant to the Plan of Conversion attached as Appendix A to the Proxy Statement. Moreover, upon the Reincorporation, the Company will be governed by a certificate of incorporation (the “Delaware Certificate of Incorporation”) and bylaws (the “Delaware Bylaws”) substantially in the form attached as Exhibit A and Exhibit B, respectively, to the Plan of Conversion in the Proxy Statement.

This Supplement updates the Delaware Certificate of Incorporation in Exhibit A in order to conform it to the Delaware Bylaws in Exhibit B regarding permitting the Board to fill newly created directorships and Board vacancies. Specifically, the following language in Section 3.3 of the Delaware Bylaws will be included in new Section 5.5 of the Delaware Certificate of Incorporation:

Section 5.5 Vacancies. Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may, unless otherwise required by law, be filled by the affirmative vote of a majority of the remaining directors then in office, though less than a quorum, and any director so chosen shall hold office until the next election of directors and until his or her successor shall be elected and qualified.

As a result, the Delaware Certificate of Incorporation will allow, as permitted by the Delaware statutory rule described on page 23 of the Proxy Statement and consistent with the Company’s current Idaho Articles of Incorporation and Bylaws, the Board to fill newly created directorships and Board vacancies.

All votes cast with respect to Proposal No. 4 will constitute votes on the Reincorporation and Plan of Conversion (and the exhibits thereto) as updated by this Supplement. If you have already voted your shares, you do not need to take any action unless you wish to change your vote. Shareholders of record may revoke their proxies or change voting instructions by voting in person at the Annual Meeting or submitting a later-dated vote at any time before the polls close by the Internet, telephone or mail, or by delivering instructions to our Corporate Secretary. If you hold your shares in street name (that is, through a broker, bank, or other nominee), you should contact that nominee if you wish to revoke or change previous voting instructions.

Except as set forth in this Supplement, all information set forth in the Proxy Statement remains accurate in all material respects and should be considered in casting your vote by proxy or at the Annual Meeting.